Exhibit (c)(5)

Project Karpos Valuation Support Materials March 2024

Strictly confidential | © Macquarie Group Limited 2 Executive Summary At A$0.80/share, Sterling’s offer increases Keypath’s valuation to ~0.5x revenue multiple, double Keypath’s current revenue multiple in the market today, and comparable to recent transactions in the OPM space. Despite the volatility of the stock price in the last couple of weeks, the offer is comparable and competitive to median premiums of recent Australian take - privates. This offer provides the best opportunity for immediate and guaranteed liquidity to Keypath shareholders, who would otherwise require substantial time to realize liquidity when assuming customary investment protocol. Recent transactions involving OPMs indicate that Sterling’s offer for Keypath is a significant premium to its intrinsic value. Certain of those transactions involved profitable companies, and as Keypath is not yet profitable or cash flow positive, it should be valued substantially less. Additionally, recent transactions for profitable OPMs have required creative structuring and discounts due to industry headwinds and uncertain regulatory environment. Despite company performance, Keypath continues to trade at a significant discount to market comps, signalling a disconnect with public investors primarily driven by low trading volume, lack of liquidity and overall investor sentiment towards companies that are not meaningfully profitable. It is likely that investor sentiment will continue to persist for the foreseeable future. Although there has not been any direct OPM take - private comparables in recent years, Sterling’s offer price implies a premium comparable to recent transactions in the Australian technology sector, which typically trade at higher premiums than other industries.

Keypath proposed offer price

At A$0.80 stock price offer, Sterling provides the best liquidity option for shareholders of Keypath, providing a significantly higher valuation than the current public market value and in-line with recent comparable transactions in the space

LTM total trading volume (TDV) by share price range



TDV
25M
20M
15M
10M
5M
0M
5M
21M
5M
10M
1M
<A$0.30
A$0.30 - A$0.40
A$0.40-A$0.52
A$0.52-A$0.62
A$0.62-A$0.90
Share Price

Offer price	A$0.80
Offer premium to last close of A$0.52	~54%

In the last 12 months, ~75% of the traded volume has been at or below today's (3/20/24) closing stock price of A$0.52. At the A$0.80 offer from Sterling, these **shareholders would receive a minimum of 54% premium** with the majority receiving more than 100% premium to their purchase price.

For comparison, on 3/19/2024, Avada Group, a micro cap stock on the ASX, announced a substantial sale of shares at a 19% premium to the 6-month VWAP and ~30% premium to last close. The Company has a $42M market cap and $16M of Adj. EBITDA. Regal Funds Management, a current Keypath material holder, sold their ~15% stake in this transaction. The selling price is significantly lower than Sterling's offer of 70%+ and 50%+ premium to the 6-month VWAP and last close, respectively.

Sterling's offer presents the most attractive exit option for Keypath shareholders.

Notes: (1) Top 4 consists of next 4 largest shareholders after Sterling Fund Management according to FactSet

Considerations Into the Offer

- ✓ Market sentiment has shifted considerably, penalizing companies that are not materially profitable. This has resulted in low valuation for Keypath that is likely to persist for some time to come
- ✓ Significant public company costs continue to burden Keypath financials
- ✓ Sentiment from a broad financing outreach was relatively weak and very expensive, indicating investors believe Keypath involves a high degree of risk
- ✓ Keypath's low level of liquidity is likely to dampen its stock price indefinitely
- ✓ Realizing liquidity through normal daily trading would take substantial time well above customary public investment durations (e.g., greater than 5 years)

Top 4 Holdings Duration to Liquidity[1]	Amount
Total Top 4 Holdings	59,128
LTM Average Daily Volume	156
% of ADV that can be sold (Est.)	30%
Time Needed for Top 4 Shareholders to Liquidate	
Trading Days (Est. 250 / year)	**1,264**
Years	**5.1**

Strictly confidential | © Macquarie Group Limited 3

Deal Date - Nov - 23 Mar - 23 Feb - 22 Acquirer - Target - Purchase Price (US$M) ~US$71.2 NA (1) ~US$75 Profitable No Yes No Yes Precedent transaction comparables Based on recent transactions in the OPM market, a A$0.80 price per share offer is highly competitive and results in comparable valuation multiples to its peers (US$M) (2) (A$M) Keypath Implied Metrics $0.53 $0.80 Offer Price $71.2 $108.3 Implied EV $134.5 $204.6 FY24E Sales 0.5x 0.5x Implied EV/Revenue ~1x ~1x NA ~3x Online Program Management Online Learning Services Notes: (1) No upfront consideration (consideration structure is entirely contingent due to unprofitability of the segment); (2) AUD USD conversion assumes 1.5214x spot rate as at 19 March 2024; (3) EV includes $40M earnout and excludes 10% shares of AP Strictly confidential | © Macquarie Group Limited 4 (1) ~US$150 (3)

Recent Australian technology transaction premia

Despite Keypath being an education services provider, the implied premium of Sterling's offer is in line with recent successful transactions in the Australian technology sector

Date	2024	Jun-23	Jan-23	Nov-22	Oct-22	Oct-22	Aug-22	Aug-22	Jul-22	Jun-22	May-22	Apr-22	Apr-22	Oct-21	Oct-21	Jul-21	Jul-21	Jun-21	Nov-20
Acquiror	Sterling Partners	WebMD	Humanforce	Pemba Capital	MRI Software	K1	Potentia Capital	Thoma Bravo	Realwise	Deel Australia	Woolworths Group	BGH / Sixth Street	Pfizer	1835i	Hub24	Square	Carsome Group	Crayon Software	Capgemini
Target	Keypath	Limeade	IntelliHR	MSL Solutions (100%)	Proptech Group (100%)	ELMO	Nitro	Nearmap	Kyckr	Paygroup	MyDeal (80%)	Pushpay	ResApp Health (100%)	Cashrewards	Class	Afterpay	iCar Asia	Rhipe	Empired


Premium to Last Close
54% (1)
325% 281% 64% 131% 100% 92% (2) 39% 63% 174% 63% 46% 131% 20% 51% 31% 77% 20% 62%
Median ~64%
Premium to 3M VWAP
40% (1)
233% 294% 78% 122% 84% 71% (2) 73% 46% 157% 75% 43% 153% 25% 52% 11% 78% 37% 46%
Median ~74%
Premium to 6M VWAP
70% (1)
136% 275% 81% 105% 82% 69% (2) 67% 52% 146% 54% 15% 192% 22% NA 11% 70% 37% NA
Median ~69%
Premium to 12M VWAP
90% (1)
113% 152% NA 60% 50% 12% (2) 33% 52% 122% 51% NA 230% NA NA 23% 57% 36% NA
Median ~51%

Source: Mergermarket, IRESS; FactSet

Notes: Keypath premiums based on offer price of A$0.80 per share; Comparable transaction premiums based on the final offer price; (1) Based on share price at 20 March 2024; (2) FactSet at 22 January 2024

Strictly confidential | © Macquarie Group Limited

5

Trading comparables ~0.3x ~1.1x ~1.7x ~0.6x ~3.9x ~2.1x ~2.1x ~1.4x ~3.0x ~4.9x ~1.4x ~3.6x ~11.2x ~3.8x ~2.3x ~2.4x Market valuation for Keypath significantly lags comparables. Any offer that elevates Keypath’s valuation in comparison to its peers would be a great outcome for current public shareholders Online Program Management (OPM) Education Software Pre - Profitability Software 8% (6%) 6% 2% 7% 1% 6% 9% 8% 10% (2%) 12% 14% 9% 22% 17% NA 14% 23% 9% 31% 25% 17% 18% 12% 29% 21% 33% 43% NA NA NA Median 2024E: 1.7x Median 2024E: 3.6x Median FY’24E: 2.4x Median 2023A - 2025E: 6% Median 2023A - 2025E: 10% Median 2023A – 2025E: 17% Median 2024E: 18% Median 2024E: 29% Median FY’24E: NA EV / Revenue Revenue CAGR EBITDA Margin Compared to broader education sector, the market has a much lower appetite for companies in the OPM space, resulting in lower valuations on the aggregate Source: Factset at 20 March 2024. Calendarised to June YE Strictly confidential | © Macquarie Group Limited 6

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